Exhibit 10.58

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

BY AND AMONG

TPG PARTNERS IV, L.P.,

TPG PARTNERS V, L.P.,

TPG FOF V-A, L.P.,

TPG FOF V-B, L.P.,

SILVER LAKE PARTNERS II, L.P.,

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.,

SOVEREIGN CO-INVEST, LLC

AND

SABRE CORPORATION

DATED AS OF

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS

Section 1.01.	Certain Definitions	2

Section 1.02.	Other Interpretive Provisions	6

ARTICLE II
	REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 2.01.	Representations and Warranties of the Stockholders	7

Section 2.02.	Representations and Warranties of the Company	8

Section 2.03.	Entitlement of the Company and the Stockholders to Rely on Representations and Warranties	9

ARTICLE III
GOVERNANCE

Section 3.01.	Board of Directors	9

Section 3.02.	Additional Management Provisions	14

Section 3.03.	Tax Covenants	14

ARTICLE IV
TRANSFERS OF SHARES; PREEMPTIVE RIGHTS

Section 4.01.	Limitations on Transfer	14

Section 4.02.	Transfer to Permitted Transferees	16

Section 4.03.	Right of First Offer	16

Section 4.04.	Tag-Along Rights	17

Section 4.05.	Drag-Along Rights	18

Section 4.06.	Rights and Obligations of Transferees	20

Section 4.07.	Rule 144 Sales	20

ARTICLE V
GENERAL PROVISIONS

Section 5.01.	Sovereign Co-Invest Shareholders Agreement	21

Section 5.02.	Indemnification Priority	21

Section 5.03.	Merger with Sabre	22

Section 5.04.	Waivers	22

Section 5.05.	Other Businesses; Waiver of Certain Duties	23

Section 5.06.	Confidentiality	24

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SABRE CORPORATION

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of                     , is made by and among TPG, Silver Lake and Sovereign Co-Invest (each as defined below and collectively, the “Principal Stockholders”) and such other Persons (as defined below) who may become party to this agreement from time to time in accordance with the provisions herein (collectively, with TPG, Silver Lake and Sovereign Co-Invest, the “Stockholders”), and Sabre Corporation (f/k/a Sovereign Holdings, Inc.), a Delaware corporation (the “Company”). This Agreement amends and restates in its entirety the Amended and Restated Stockholders’ Agreement by and among TPG, Silver Lake, Sovereign Co-Invest and Sabre Corporation dated as of April 23, 2014 (the “Existing Stockholders’ Agreement”), which amended and restated in its entirety the Stockholders’ Agreement by and among TPG, Silver Lake, Sovereign Co-Invest and Sabre Corporation dated as of March 30, 2007 (the “Prior Stockholders’ Agreement”).

RECITALS

WHEREAS, the Stockholders own certain of the issued and outstanding equity securities of the Company; and

WHEREAS, the Company holds 100% of the issued and outstanding equity securities of Sabre; and

WHEREAS, in connection with the acquisition by the Company of Sabre, the Stockholders and the Company entered into the Prior Stockholders’ Agreement, which provided for certain agreements with respect to the management of the Company and Sabre and the respective rights and obligations of the Stockholders generally; and

WHEREAS, on April 16, 2014, the Company executed an underwriting agreement dated April 16, 2014 related to its IPO (as defined herein);

WHEREAS, in connection with the IPO, the parties entered into the Existing Stockholders’ Agreement to provide for certain governance rights and other matters, and to set forth the rights and obligations of the Stockholders following the IPO; and

WHEREAS, the parties hereto desire to amend and restate in their entirety the terms of the Existing Stockholders’ Agreement to effectuate changes agreed upon by the parties; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Existing Stockholders’ Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, for purposes of this agreement, (i) no Stockholder shall be deemed an Affiliate of the Company or any of its subsidiaries, (ii) that Sovereign Co-Invest shall not be deemed an Affiliate of the Sponsors and (iii) except for Section Section 5.05 and Section 5.16, portfolio companies of the Sponsors and their respective investment fund affiliates shall not be deemed to be Affiliates of the Sponsors.

“Affiliated Persons” has the meaning set forth in Section 5.06(a).

“Agreement” has the meaning set forth in the preamble.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board of Directors” has the meaning set forth in Section 3.01(a).

“Breaching Drag-Along Stockholder” has the meaning set forth in Section 4.05(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York and Fort Worth, Texas are authorized or obligated by law or executive order to close.

“Certificate” has the meaning set forth in Section 4.07(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Common Shares” means the shares of common stock, par value $0.01 per share and any shares of capital stock of the Company issued or issuable with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

“Company” has the meaning set forth in the preamble.

“Drag-Along Buyer” has the meaning set forth in Section 4.05(a).

“Drag-Along Notice” has the meaning set forth in Section 4.05(a).

“Drag-Along Proxy Holder” has the meaning set forth in Section 4.05(d).

“Drag-Along Stockholder” has the meaning set forth in Section 4.05(a).

“Escrow Agent” has the meaning set forth in Section 4.05(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Existing Stockholders’ Agreement” has the meaning set forth in the preamble.

“Fund Indemnitors” has the meaning set forth in Section 5.02.

“Indemnification Agreements” has the meaning set forth in Section 5.02.

“Indemnitee” has the meaning set forth in Section 5.02.

“Independent Director” means a director that satisfies both (a) the requirements to qualify as an “independent director” under the stock exchange rules of the stock exchange on which the Common Shares are then-currently listed and (b) the independence criteria set forth in Rule 10A-3 under the Exchange Act, as amended from time to time.

“IPO” means the Company’s initial public offering of Common Shares.

“IPO Closing” means the closing of the IPO.

“Joint Designee” has the meaning set forth in Section 3.01(c).

“Joint Sponsor Independent Director” has the meaning set forth in Section 3.01(b).

“Management” means those members of the management of the Company and Sabre who are party to the Management Stockholders’ Agreement with the Company and Sabre from time to time, until such time as the Management Stockholders’ Agreement is terminated.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation, (i) voting or providing a written consent or proxy with respect to the Common Shares, (ii) causing the adoption of Stockholders’ resolutions and amendments to the Organizational Documents, (iii) executing agreements and instruments and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Offer Notice” has the meaning set forth in Section 4.03(a)(i).

“Organizational Documents” means with respect to the Company or Sabre the Certificate of Incorporation and By-Laws of such entities, each as amended from time to time.

“Permitted Transferee” means (i) an Affiliate of a Stockholder and (ii) in the case of any Stockholder that is a partnership, limited liability company, or any foreign equivalent thereof, any partner, member or foreign equivalent thereof of such Stockholder; provided, however, that a partner, member or foreign equivalent thereof of a Stockholder shall not be a Permitted Transferee under clause (ii) unless the Transfer to such Person is made in an in-kind distribution in accordance with the applicable partnership agreement, limited liability company agreement or foreign equivalent thereof, as the case may be.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

“Post-IPO Shares” means, with respect to a Sponsor, the number of Common Shares owned or held of record, directly or indirectly, by such Sponsor as of the IPO Closing, which, for the avoidance of doubt, includes any Common Shares issued to such Sponsor on the date of the IPO Closing in respect of redeemed Series A Cumulative Preferred Stock of the Company.

“Principal Stockholders” has the meaning set forth in the preamble.

“Prior Stockholders’ Agreement” has the meaning set forth in the preamble.

“Proposed Transferee” has the meaning set forth in Section 4.04(a).

“Pro Rata Portion” means:

(a) for purposes of Section 4.04 (with respect to each class of Common Shares to be transferred pursuant to the tag-along rights), a number of such class of Common Shares determined by multiplying (i) the total number of such class of Common Shares proposed to be Transferred by the Transferring Stockholder to the proposed Transferee, by (ii) a fraction, the numerator of which is the number of such class of Common Shares owned or held of record by the Tagging Stockholder and the denominator of which is the aggregate number of such class of Common Shares held by all Stockholders and Management.

(b) for purposes of Section 4.05 (with respect to each class of Common Shares to be Transferred pursuant to the drag-along rights), a number of such class of Common Shares determined by multiplying (i) the aggregate number of such class of Common Shares held by the Drag-Along Stockholder by (ii) a fraction, the numerator of which is the aggregate number of such class of Common Shares proposed to be Transferred by the Selling Stockholders to the Drag-Along Buyer and the denominator of which is the aggregate number of such class of Common Shares owned or held of record by the Sponsors.

(c) for purposes of Section 4.07 (with respect to sales under Rule 144), a number of Common Shares determined by multiplying (i) the number of Common Shares proposed to be Transferred in the Sponsor Rule 144 Sales by (ii) a fraction, the numerator of which is the total number of Common Shares held by the Stockholder wishing to participate in the Sponsor Rule 144 Sales and the denominator of which is the aggregate number of Common Shares owned or held of record by the Stockholders and Management.

“Qualified Public Offering” or “QPO” means the first public offering and sale, in combination with any previous public offering or sale, of at least thirty-five percent (35%) of the common stock of the Company, Sabre, or their successors held or owned of record by the Sponsors and Sovereign Co-Invest immediately prior to the IPO for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Rule 144” means Rule 144 under the Securities Act.

“Rule 144 Selling Sponsor” has the meaning set forth in Section 4.07(a).

“Sabre” means Sabre Holdings Corporation, a Delaware corporation.

“Sabre GLBL” means Sabre GLBL Inc. (f/k/a Sabre Inc.), a Delaware corporation.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Selling Stockholder” has the meaning set forth in Section 4.05(a).

“Silver Lake” means, collectively, Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.P. and their respective Affiliates that are Stockholders hereunder.

“Silver Lake Affiliated Person” means, each of Silver Lake and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Silver Lake’s Affiliates, the Silver Lake Directors, or any officer of the Company that is an Affiliate of Silver Lake.

“Silver Lake Designee” has the meaning set forth in Section 3.01(c)

“Silver Lake Director” has the meaning set forth in Section 3.01(a).

“Sovereign Co-Invest” means Sovereign Co-Invest, LLC, and any parallel investment entity of the same.

“Sovereign Co-Invest Release Date” means the date on which Sovereign Manager Co-Invest, LLC, as managing member of the Sovereign Co-Invest, no longer has the authority, pursuant to the provisions of the Amended and Restated Limited Liability Company Operating Agreement of the Sovereign Co-Invest or any subsequent shareholders’ agreement to be entered into among the members of the Sovereign Co-Invest upon dissolution of the Sovereign Co-Invest, to vote any of the Common Shares on behalf of the Sovereign Co-Invest or the members of the Sovereign Co-Invest, as applicable.

“Sponsor Confidential Information” has the meaning set forth in Section 5.06(a).

“Sponsor Designees” has the meaning set forth in Section 3.01(c).

“Sponsor Directors” has the meaning set forth in Section 3.01(a).

“Sponsor Rule 144 Broker” has the meaning set forth in Section 4.07(a).

“Sponsor Rule 144 Sales” has the meaning set forth in Section 4.07(a).

“Sponsor Rule 144 Notice” has the meaning set forth in Section 4.07(a).

“Sponsors” means each of TPG and Silver Lake.

“Stockholder” has the meaning set forth in the preamble.

“Tag-Along Notice” has the meaning set forth in Section 4.04(b).

“Tagging Stockholder” has the meaning set forth in Section 4.04(a).

“TPG” means, collectively, TPG Partners IV, L.P., TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. and their respective Affiliates that are Stockholders hereunder.

“TPG Affiliated Person” means, each of TPG and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, TPG’s Affiliates, the TPG Directors, or any officer of the Company that is an Affiliate of TPG.

“TPG Designee” has the meaning set forth in Section 3.01(c)

“TPG Director” has the meaning set forth in Section 3.01(a).

“Transfer” means, with respect to any Common Shares, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Common Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder all or substantially all of whose assets are Common Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company.

“Transferring Stockholder” has the meaning set forth in Section 4.04(a).

“Unaffiliated Independent Director” has the meaning set forth in Section 3.01(a).

Section 1.02. Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f) For purposes of calculating any percentage of Post-IPO Shares of a Sponsor, (i) the numerator shall be the number of Common Shares owned or held of record, directly or indirectly, in the aggregate by such Sponsor as of the date on which the calculation shall be performed and (ii) the denominator shall be the number of Post-IPO Shares owned or held of record by such Sponsor as of the IPO Closing. Both the numerator and the denominator described in clause (i) and (ii), respectively, of the immediately preceding sentence shall automatically be proportionately adjusted effective upon the consummation of any transaction or series of related transactions (including, without limitation, any stock dividend, distribution, pro-rata redemption or stock repurchase, recapitalization, stock split or comparable transaction but not including any transfer or sale of shares by a Sponsor) that effects a change in the number of Common Shares then-currently owned or held of record by a Sponsor or were owned or held of record by such Sponsor as of the IPO Closing, as applicable; provided, that no such adjustment will restore or increase the number of Sponsor Designees to which such Sponsor is entitled.

ARTICLE II

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 2.01. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Stockholder and to the Company that on the date hereof:

(a) Existence; Authority; Enforceability. Such Stockholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Stockholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Stockholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Stockholder is a party or by which such Stockholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Stockholder.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Stockholder in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

Section 2.02. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that on the date hereof:

(a) Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary limited liability company action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

Section 2.03. Entitlement of the Company and the Stockholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company, and by the Stockholders, in connection with the entering into of this Agreement.

ARTICLE III

GOVERNANCE

Section 3.01. Board of Directors.

(a) Prior to the IPO Closing, the Principal Stockholders and the Company shall take all Necessary Action to cause the board of directors of the Company (the “Board of Directors”) to be comprised of at least eight (8) directors as of the IPO Closing, (i) three (3) of whom shall be designated by TPG (each, a “TPG Director”), (ii) two (2) of whom shall be designated by Silver Lake (each, a “Silver Lake Director” and, together with the TPG Directors, the “Sponsor Directors”), (iii) two (2) of whom shall each satisfy the requirements to qualify as an Independent Director (each, an “Unaffiliated Independent Director”) and (iv) one (1) of whom shall be the Chief Executive Officer (or equivalent) of the Company. At the IPO Closing, the TPG Directors shall be Karl Peterson, Gary Kusin and Timothy Dunn; the Silver Lake Directors shall be Greg Mondre and Joe Osnoss; and the Unaffiliated Independent Directors shall be Lawrence Kellner and Judy Odom. The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1) the class I directors shall include Karl Peterson, Lawrence Kellner and Judy Odom;

(2) the class II directors shall include Joe Osnoss, Thomas Klein and Timothy Dunn; and

(3) the class III directors shall include Greg Mondre and Gary Kusin.

The initial term of the class I directors shall expire at the Company’s 2015 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire at the Company’s 2016 annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire at the Company’s 2017 annual meeting at which directors are elected.

For the avoidance of doubt, this Section 3.01(a) is applicable solely to the initial composition of the Board of Directors.

(b) On or before the first (1st) anniversary of the effectiveness of the Company’s registration statement on Form S-1 for the IPO, the Company, the Principal

Stockholders and the Board of Directors shall take all Necessary Action to cause an increase in the size of the Board of Directors by one (1) director to a total of nine (9) directors and to fill such vacancy with an individual who qualifies as an Independent Director, and who shall be jointly designated (except as otherwise provided by Section 3.01(c)(iii)) for nomination by the Sponsors (the “Joint Sponsor Independent Director”).

(c) Following the increase in the size of the Board of Directors as prescribed in Section 3.01(b), at each annual meeting, or special meeting of stockholders at which directors are to be elected, the Company shall take the actions described in Section 3.01(d) to include in the slate of nominees for election as directors that number of individuals designated by Silver Lake (each, a “Silver Lake Designee”), TPG (each, a “TPG Designee”) and jointly by Silver Lake and TPG with respect to the Joint Sponsor Independent Director (the “Joint Designee” and, together with the Silver Lake Designees and the TPG Designees, the “Sponsor Designees”) that, if elected, will result in Silver Lake and TPG having the number of directors serving on the Board of Directors as follows:

(i) three (3) TPG Designees; provided, however, that (A) if TPG owns or holds of record, directly or indirectly, as of the date that is 120 days before the date of such annual or special meeting of stockholders, in the aggregate less than 44,000,000 Common Shares, then with respect to such meeting and subsequent meetings, the number of TPG Designees shall be reduced to two (2) TPG Designees; (B) if TPG owns or holds of record, directly or indirectly, as of the date that is 120 days before the date of such annual or special meeting of stockholders, in the aggregate less than 22,000,000 Common Shares, then with respect to such meeting and subsequent meetings, the number of TPG Designees shall be reduced to one (1) TPG Designees and (C) if TPG owns or holds of record, directly or indirectly, as of the date that is 120 days before the date of such annual or special meeting of stockholders, in the aggregate less than 7,000,000 Common Shares, then with respect to such meeting and subsequent meetings, TPG shall have no right to designate a TPG Designee;

(ii) two (2) Silver Lake Designees; provided, however, that (A) if Silver Lake owns or holds of record, directly or indirectly, as of the date that is 120 days before the date of such annual or special meeting of stockholders, in the aggregate less than 22,000,000 Common Shares, then with respect to such meeting and subsequent meetings, the number of Silver Lake Designees shall be reduced to one (1) Silver Lake Designees and (B) if Silver Lake owns or holds of record, directly or indirectly, as of the date that is 120 days before the date of such annual or special meeting of stockholders, in the aggregate less than 7,000,000 Common Shares, then with respect to such meeting and subsequent meetings, Silver Lake shall have no right to designate a Silver Lake Designee; and

(iii) one (1) Joint Designee; provided, however, that if (a) the Sponsors collectively own or hold of record, directly or indirectly, as of the date that is 120 days before the date of the annual or special meeting, in the aggregate, less than ten percent (10%) of their collective Post-IPO Shares (calculated as described in Section 1.02(f) hereof), then with respect to such meeting and subsequent meetings, the Sponsors shall have no right to jointly designate a Joint Designee or (b) the Sponsors collectively own or hold of record, directly or indirectly, as of the date that is 120 days before the date of the annual or special meeting of stockholders, in the aggregate, ten percent (10%) or more of their collective Post-IPO Shares and either Sponsor owns or holds of record, directly or indirectly, less than five percent (5%) of its Post-IPO Shares, then with respect to such meeting and subsequent meetings, the Joint Designee shall be designated solely by the Sponsor owning or holding of record five percent (5%) or more of its Post-IPO Shares.

For purposes of determining thresholds listed in clauses (i) and (ii) above, the number of Common Shares shall be automatically proportionately adjusted effective upon the consummation of any transaction or series of related transactions (including, without limitation, any stock dividend, distribution, pro-rata redemption or stock repurchase, recapitalization, stock split or comparable transaction but not including any transfer or sale of shares by a Sponsor) that effects a change in the number of Common Shares then-currently owned or held of record by a Sponsor; provided, that no such adjustment will restore or increase the number of Sponsor Designees to which such Sponsor is entitled.

(d) With respect to any Sponsor Designee, the Company and the Principal Stockholders shall take all Necessary Action to cause the Board of Directors and Governance and Nominating Committee to, as applicable, (i) include such Sponsor Designee in the slate of nominees recommended by the Board of Directors for the applicable class of directors for election by the stockholders of the Company, recommend such individual’s election as a Director and solicit proxies or consents in favor thereof or (ii) appoint such Sponsor Designee to fill a vacancy on the Board of Directors created by the departure of a Silver Lake Director, a TPG Director or Joint Sponsor Independent Director, as applicable. The Company agrees to take all Necessary Action to include such Sponsor Designee in the applicable proxy statement for such stockholder meeting.

(e) To the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Company’s certificate of incorporation and bylaws, each as may be amended from time to time, (i) each Sponsor shall have the exclusive right to remove its Sponsor Directors from the Board of Directors, and the Board of Directors and each Principal Stockholder shall take all Necessary Action to cause the removal of any Sponsor Director at the request of such designating Sponsor and (ii) such Sponsor shall have the exclusive right to designate for election to the Board of Directors directors to fill vacancies created by reason of death, removal or resignation of its Sponsor Directors, and the Board of Directors and each Principal Stockholder shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such Sponsor as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, such Sponsor shall not have the right to designate a replacement director, and the Board of Directors and each Principal Stockholder shall not be required to take any action to cause any vacancy to be filled with any such Sponsor Designee, to the extent that election or appointment of such Sponsor Designee to the Board of Directors would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board of Directors pursuant to Section 3.01(c).

(f) The Principal Stockholders each hereby agree to vote all Common Shares owned or held of record by such Principal Stockholder at each annual or special meeting of the Company at which directors of the Company are to be elected, in favor of, or to take all actions by written consent in lieu of any such meeting as are necessary, or other Necessary Action and the Company agrees to take all Necessary Action to cause the election as members of the Board of Directors of those individuals described in Section 3.01(c) in accordance with, and otherwise to achieve the composition of the Board of Directors and effect the intent of, the provisions of this Section 3.01; provided, however, the requirements of this Section 3.01(f) shall cease (i) with respect to both of the Sponsors, upon the earlier to occur of the date on which (A) either Sponsor ceases to have the right, in accordance with this Section 3.01, to designate a director for nomination to the Board of Directors and (B) the Sponsors mutually agree to terminate the requirement to effect the requirements set forth in this Section 3.01(f) and (ii) with respect to the Sovereign Co-Invest, on the Sovereign Co-Invest Release Date.

(g) For so long as Silver Lake and TPG collectively own or hold of record, directly or indirectly, in the aggregate at least 40% of their collective Post-IPO Shares, the following actions by the Company and its subsidiaries shall require approval by the Board of Directors, including the affirmative vote of at least one Silver Lake Director and one TPG Director:

(i) any merger, consolidation or sale of all or substantially all of the assets of the Company or any of its subsidiaries;

(ii) any voluntary liquidation, winding up or dissolution of the Company or any of its subsidiaries or the initiation of any action relating to a voluntary bankruptcy, reorganization or recapitalization with respect to the Company or any of its subsidiaries;

(iii) the acquisition or disposition, or a related series of acquisitions or dispositions, of assets with a value in excess of $50,000,000 or the entering into of a joint venture requiring a capital contribution in excess of $50,000,000 by either the Company or any of its subsidiaries;

(iv) any fundamental change in the Company’s or its subsidiaries’ existing lines of business or the entry by the Company or its subsidiaries into a new significant line of business;

(v) any amendment to the Organizational Documents of the Company or Sabre;

(vi) the incurrence or guarantee by the Company or any of its subsidiaries of, or the granting of an encumbrance over the Company, any of its subsidiaries or any of their respective assets in connection with, indebtedness or derivatives liability, or any related series of indebtedness or derivative liabilities, in excess of $150,000,000 or amending in any material respect the terms of existing or future indebtedness or derivatives liability in excess of $150,000,000; and

(vii) the appointment or termination of the Chief Executive Officer of the Company.

(h) For so long as a Sponsor has at least one Silver Lake Director or TPG Director, as applicable, on the Board of Directors, such Sponsor shall have the right to have one of its Sponsor Directors appointed (at such Sponsor’s election) as its representative to serve on, or act as an observer of, each committee of the Board of Directors, but only to the extent permitted by applicable laws, regulations and stock exchange listing rules and regulations. For so long a Sponsor has a Sponsor Director appointed as a representative to a committee, such committee of the Board of Directors shall not approve any of the actions specified in Section 3.01(g)(i)-(vii) without the approval of such Sponsor Director.

(i) Within one (1) year (or any shorter period that may be required by applicable laws, regulations or stock exchange listing rules and regulations) after the Company ceases to qualify as a “controlled company” as defined by the applicable stock exchange listing rules and regulations on which the common stock is then-currently listed, Silver Lake and TPG shall take all Necessary Action to ensure that a sufficient number of the Sponsor Directors qualify as “independent directors” as defined by the applicable stock exchange listing rules and regulations to ensure that the Company and its Board of Directors complies with applicable stock exchange independence rules and regulations.

(j) The Company and the Principal Stockholders agree that the Company (in its capacity as the sole stockholder of Sabre) shall be entitled to select and appoint the members of the board of directors of Sabre and Sabre GLBL (for which Sabre is the sole stockholder); provided, however, that the Principal Stockholders may elect to cause the persons constituting the Board of Directors to be appointed as the sole members of the board of directors of Sabre and Sabre GLBL beginning promptly, but in any event within two business days of the receipt of written notice of such election from each of the Principal Stockholders to the Company, and continuously thereafter. In the event of such election, the Company and the Principal Stockholders shall take all Necessary Action to cause the persons constituting the Board of Directors to be appointed as the sole members of the board of directors of Sabre and Sabre GLBL.

(k) The Company shall reimburse the members of the Board of Directors for reasonable expenses that are incurred as a result of serving as a director, including all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof and the boards of directors of Sabre and Sabre GLBL, including without limitation travel, lodging and meal expenses. The Company shall also reimburse new members of the Board of Directors for travel expenses relating to orientation, and each member of the Board of Directors for the reasonable expenses of attendance at one external training program per year.

(l) The Company shall obtain and maintain customary director and officer indemnity insurance for itself, Sabre and Sabre GLBL on commercially reasonable terms and the Sponsor Directors shall also be provided the benefit of customary director indemnity provisions or agreements.

Section 3.02. Additional Management Provisions. (a) The Company hereby agrees and acknowledges that the directors designated by each Sponsor may receive confidential non-public information about the Company and its subsidiaries and may share such information about the Company and its subsidiaries with such Sponsor; provided, that, such Sponsor shall keep such information confidential and shall not disclose any such information with respect to the Company or any of its subsidiaries to any third party without the prior approval of the Company, except to the extent that (i) disclosure is made in compliance with the proviso set forth in Section 5.06(a) (reversing references to the Company on the one hand with references to the Affiliated Persons or the Sponsor, as applicable, on the other hand) or (ii) the recipient is generally subject to customary confidentiality obligations.

(b) Except to the extent resulting from the rights granted under this Article III and as required by applicable law, no individual Stockholder shall have the authority to manage the business and affairs of the Company or contract for or incur on behalf of the Company any debts, liabilities or other obligations, and no such action of a Stockholder will be binding on the Company.

Section 3.03. Tax Covenants. The Company shall use its reasonable best efforts to conduct its affairs in a manner that does not cause any Stockholder (or any direct or indirect partner or member thereof) (i) that is exempt from taxation pursuant to Section 501 of the Code, to be allocated “unrelated business taxable income” (within the meaning of Section 512 of the Code) from the Company, or (ii) that is not a United States person for U.S. federal income tax purposes to be deemed engaged in a “trade or business” by virtue of the activities of the Company.

ARTICLE IV

TRANSFERS OF SHARES; PREEMPTIVE RIGHTS

Section 4.01. Limitations on Transfer. (a) The Stockholders shall not be permitted to Transfer all or any portion of their Common Shares other than:

(i) to any Permitted Transferee in accordance with the terms of Section 4.02, provided, that in the case of any Stockholder that is a partnership, limited liability company, or any foreign equivalent thereof, any Transfer to a partner, member or foreign equivalent thereof of such Stockholder, may only be made after a QPO and as an in-kind distribution in accordance with such Stockholder’s governing documents;

(ii) [reserved];

(iii) subject to the tag-along rights, drag-along rights and rights of first offer provisions of this Article IV; and

(iv) in a registered public offering or in a transaction pursuant to Rule 144, subject to Section 4.07.

(b) (i) Notwithstanding the foregoing, in no event shall any Stockholder be entitled to Transfer its Common Shares to any Person considered by any of TPG or Silver Lake to be a potential competitor of, or otherwise adverse to, the Company without the approval of each Sponsor, such approval being required only for so long as such Sponsor holds greater than 5% of the outstanding Common Shares, except, as may occur in any bona fide underwritten public offering or in any Rule 144 sale. In addition, no Stockholder shall be entitled to Transfer its Common Shares at any time if such Transfer would:

(ii) violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Common Shares;

(iii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

(iv) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

In the event of a purported Transfer by a Stockholder of any Common Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

(c) Each certificate or securities evidenced on the books and records of the transfer agent, as applicable, evidencing the Common Shares shall bear the following restrictive legend, either as an endorsement or on the face thereof:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF A STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS’ AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(d) In the event that the restrictive legend set forth in Section 4.01(c) has ceased to be applicable, the Company shall provide or shall cause its transfer agent to provide any Stockholder, or their respective transferees, at their request, without any expense to such persons (other than applicable transfer taxes and similar governmental charges, if any), with, in the case of securities evidenced by certificates, new certificates for such securities of like tenor not bearing the legend with respect to which the restriction has ceased and terminated (it being understood that the restriction referred to in the first paragraph of the legend in Section 4.01(c) shall cease and terminate upon the termination of this Article IV) or, in the case of securities evidenced on the books and records of the transfer agent, with a securities entry that is free of any restrictive notations corresponding to such legend.

Section 4.02. Transfer to Permitted Transferees. A Stockholder may Transfer its Common Shares to a Permitted Transferee of such Stockholder; provided that each Permitted Transferee of any Stockholder to which Common Shares are Transferred shall, and such Stockholder shall cause such Permitted Transferee to, Transfer back to such Stockholder (or to another Permitted Transferee of such Stockholder) any Common Shares it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Stockholder. Notwithstanding the foregoing, the foregoing proviso shall not apply to those Persons described in clause (ii) of the definition of “Permitted Transferee”.

Section 4.03. Right of First Offer. (a) Each Sponsor shall have a right of first offer over any Common Shares proposed to be Transferred by the other Sponsor, which shall be exercised in the following manner:

(i) Any such Sponsor shall provide the other Sponsor with written notice (an “Offer Notice”) of its desire to Transfer such Common Shares. The Offer Notice shall specify the number and class of Common Shares such Sponsor wishes to Transfer, the proposed purchase price for such Common Shares and any other terms and conditions material to the sale proposed by such Sponsor;

(ii) The Sponsor receiving the Offer Notice shall have a period of up to three (3) Business Days following receipt of the Offer Notice to elect to purchase (or to cause one or more of its Affiliates to purchase) all of such Common Shares on the terms and conditions set forth in the Offer Notice by delivering to the transferring Sponsor a written notice thereof.

(iii) If the Sponsor receiving the Offer Notice elects to purchase (or to cause one or more of its Affiliates to purchase) all of the Common Shares which are the subject of the proposed Transfer within the applicable response period, such purchase shall be consummated within the later of (A) ten (10) Business Days after the date on which the Sponsor(s) notifies the transferring Sponsor of such election or (B) three (3) Business Days after all required governmental approvals have been obtained (or all required governmental waiting periods have elapsed). If the Sponsor receiving the Offer Notice fails to elect to purchase all of the Common Shares within the three (3) Business Day period described above, the transferring Stockholder may Transfer such Common Shares at any time within ninety (90) days following such period at a price which is not less than the purchase price specified in the Offer Notice and on other terms and conditions no more favorable, in any material respect, to the purchaser than those specified in the Offer Notice.

(b) In connection with the Transfer of all or any portion of a Sponsor’s Common Shares pursuant to this Section 4.03, the transferring Sponsor shall only be required to represent and warrant as to its authority to sell, the enforceability of agreements against such Sponsor, the Common Shares to be transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities laws), that it is the record and beneficial owner of such Common Shares and that it has obtained or made all necessary consents, approvals, filings and notices from governmental authorities or third parties to consummate the Transfer.

(c) The provisions of this Section 4.03 shall not apply to Transfers of Common Shares (i) to Permitted Transferees in accordance with Section 4.02, (ii) made pursuant to, or consequent upon, the exercise of the tag-along or drag-along rights set forth in Sections 4.04 and 4.05, respectively, (iii) made pursuant to a registered public offering or (iv) made pursuant to Rule 144.

Section 4.04. Tag-Along Rights. (a) After compliance with Section 4.03 (if applicable and if the right specified therein is not exercised), if a Stockholder (the “Transferring Stockholder”) proposes to Transfer all or any portion of its Common Shares (a “Proposed Transfer”) (other than (i) to a Permitted Transferee, (ii) pursuant to or consequent upon the exercise of the drag-along rights set forth in Section 4.05, (iii) pursuant to Rule 144, (iv) pursuant to a registered offering or (v) any Transfers made by such Sponsor after an IPO if such Transferring Stockholder, together with its Affiliates, owns or holds of record less than 5% of the outstanding Common Shares), each other Stockholder shall have the right to participate in the Transferring Stockholder’s Transfer by Transferring up to its Pro Rata Portion to the proposed transferee (the “Proposed Transferee”) (each Stockholder who exercises its rights under this Section 4.04(a), a “Tagging Stockholder”).

(b) The Transferring Stockholder shall give written notice (a “Tag-Along Notice”) to each other Stockholder of a Proposed Transfer, setting forth the number and class(es) of Common Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Stockholder shall deliver or cause to be delivered to each other Stockholder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 4.04 must be exercised by a Stockholder within a period of three (3) Business Days from the date of the Tag-Along Notice, by delivery of a written notice to the Transferring Stockholder indicating its desire to exercise its rights and specifying the number and class(es) of Common Shares it desires to Transfer. With respect to each class of Common Shares proposed to be Transferred, if the Transferring Stockholder is unable to cause the Proposed Transferee to purchase all the Common Shares of such class proposed to be Transferred by the Transferring Stockholder and the Tagging Stockholders, then the number of Common Shares of such class that each such Stockholder is permitted to sell in such Proposed Transfer shall be reduced pro rata based on the number of Common Shares of such class proposed to be Transferred by such Stockholder relative to the aggregate number of Common Shares of such class proposed to be Transferred by all Stockholders participating in such Proposed Transfer. The Transferring Stockholder shall have a period of sixty (60) days following the expiration of the three (3) Business Day period mentioned above to enter into a definitive agreement to sell all the

Common Shares agreed to be purchased by the Proposed Transferee on the terms specified in the notice required by the first sentence of this Section 4.04(b). With respect to each class of Common Shares proposed to be Transferred, if the Proposed Transferee agrees to purchase more Common Shares of such class than specified in the Tag-Along Notice in the Proposed Transfer, the Stockholders shall also have the same right to participate in the Transfer of such Common Shares of such class that are in excess of the amount set forth on the Tag-Along Notice in accordance with this Section 4.04.

(c) Any Transfer of Common Shares by a Tagging Stockholder to a Proposed Transferee pursuant to this Section 4.04 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as to be paid to the Transferring Stockholder; provided that in order to be entitled to exercise its tag-along right pursuant to this Section 4.04, each Tagging Stockholder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Stockholder in connection with the Proposed Transfer (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Tagging Stockholder, its Affiliates or any of their respective portfolio companies), and agree to the same conditions to the Proposed Transfer as the Transferring Stockholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Stockholder and each Tagging Stockholder severally and not jointly and that the aggregate amount of the liability of the Tagging Stockholder shall not exceed, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Stockholder as to the unencumbered title to its Common Shares and the power, authority and legal right to Transfer such Common Shares, such Tagging Stockholder’s pro rata share of any such liability to be determined in accordance with such Tagging Stockholder’s portion of the total number of Common Shares included in such Transfer; provided that, in any event the amount of liability of any Tagging Stockholder shall not exceed the proceeds such Tagging Stockholder received in connection with such Transfer. Each Tagging Stockholder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.

(d) The provisions of this Section 4.04 shall terminate upon the occurrence of a QPO.

Section 4.05. Drag-Along Rights. (a) For so long as the Stockholders and Management hold, in the aggregate, greater than fifty percent (50%) of the outstanding Common Shares and one or more Sponsors agree to enter into a transaction which would result in the Transfer of greater than 50% of the Common Shares to a non-Affiliate third party (a “Drag-Along Buyer”), such Sponsor(s) (the “Selling Stockholders”) may compel each other Stockholder and Management (together, the “Drag-Along Stockholders”) to sell its Common Shares by delivering written notice (a “Drag-Along Notice”) to the Drag-Along Stockholders stating that such Selling Stockholders wish to exercise their rights under this Section 4.05 with respect to such Transfer, and setting forth the name and address of the Drag-Along Buyer, the number and class(es) of Common Shares proposed to be Transferred, the proposed amount and form of the consideration, and all other material terms and conditions offered by the Drag-Along Buyer; provided however, that one or more Sponsors may exercise its drag-along rights hereunder with respect to Sovereign Co-Invest regardless of the amount of Common Shares to be Transferred by such Sponsor or Sponsors and provided further, that in order for one Sponsor to exercise its drag-along rights under this Section 4.05, it must receive the consent of the other Sponsor, such consent being required for so long as such other Sponsor, together with its Affiliates, beneficially owns at least 5% of the outstanding Common Shares.

(b) Upon delivery of a Drag-Along Notice, each Drag-Along Stockholder shall be required to Transfer its Pro Rata Portion, on the same terms and conditions (including, without limitation, as to price, time of payment and form of consideration) as agreed by the Selling Stockholders and the Drag-Along Buyer, and shall make to the Drag-Along Buyer representations, warranties, covenants, indemnities and agreements comparable to those made by the Selling Stockholders in connection with the Transfer (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Drag-Along Stockholder, its Affiliates or any of their respective portfolio companies), and shall agree to the same conditions to the Transfer as the Selling Stockholders agree, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by each Selling Stockholder and each Drag-Along Stockholder severally and not jointly and that, the aggregate amount of the liability of the Drag-Along Stockholder shall not exceed, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Drag-Along Stockholder as to the unencumbered title to its Common Shares and the power, authority and legal right to Transfer such Common Shares, such Drag-Along Stockholder’s pro rata share of any such liability, to be determined in accordance with such Drag-Along Stockholder’s portion of the total number of Common Shares included in such Transfer; provided that, in any event the amount of liability of any Drag-Along Stockholder shall not exceed the proceeds such Drag-Along Stockholder received in connection with such Transfer.

(c) In the event that any such Transfer is structured as a merger, consolidation, or similar business combination, each Drag-Along Stockholder agrees to (i) vote in favor of the transaction, (ii) take such other action as may be required to effect such transaction (subject to Section 4.05(b)) and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

(d) Solely for purposes of Section 4.05(c)(i) and in order to secure the performance of each Stockholder’s obligations under Section 4.05(c)(i), each Stockholder hereby irrevocably appoints each other Stockholder that qualifies as a Drag-Along Proxy Holder (as defined below) the attorney-in-fact and proxy of such first Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Common Shares as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Common Shares in accordance with the terms of Section 4.05(c)(i) (each such Stockholder, a “Breaching Drag-Along Stockholder”) within three (3) days of a request for such vote or written consent. Upon such failure, the Selling Stockholders shall have and are hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Drag-Along Stockholder’s Common Shares for the purposes of taking the actions required by Section 4.05(c)(i) (such Selling Stockholders each and collectively, a “Drag-Along Proxy Holder”). Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 4.05(c)(i) with respect to the Common Shares owned by such Stockholder. Notwithstanding the foregoing, the conditional proxy granted by this Section 4.05(d) shall be deemed to be revoked upon the termination of this Article IV in accordance with its terms.

(e) If any Drag-Along Stockholder fails to deliver to the Drag-Along Buyer the certificate or certificates evidencing Common Shares to be sold pursuant to this Section 4.05, the Selling Stockholders may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Common Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100 million (the “Escrow Agent”), and the Company shall cancel on its books the certificate or certificates representing such Common Shares and thereupon all of such Drag-Along Stockholder’s rights in and to such Common Shares shall terminate. Thereafter, upon delivery to the Company by such Drag-Along Stockholder of the certificate or certificates evidencing such Common Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed), the Selling Stockholders shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Stockholder.

Section 4.06. Rights and Obligations of Transferees. (a) Any Transfer of Common Shares to any Permitted Transferee (other than a Stockholder), which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if the Transferee of such Common Shares agrees in writing that it shall, upon such Transfer, assume with respect to such Common Shares the Transferor’s obligations under this Agreement and become a party to this Agreement for such purpose, and any other agreement or instrument executed and delivered by such transferor in respect of the Common Shares.

(b) Upon any Transfer of Common Shares to any Permitted Transferee (other than a Stockholder), which Transfer is otherwise in compliance herewith, the transferee shall, upon such Transfer, assume all rights held by the Transferor at the time of the Transfer with respect to such Common Shares, provided that no Transferee (other than any Affiliate of a Sponsor) shall acquire any of the rights provided in Article III hereof by reason of such Transfer.

(c) The provisions of this Section 4.06 shall not apply to Transfers to those Permitted Transferees described in clause (ii) of the definition of “Permitted Transferee.”

Section 4.07. Rule 144 Sales. (a) If one or more Sponsors in good faith expects to transfer Common Shares pursuant to Rule 144 (“Sponsor Rule 144 Sales”), the proposing Sponsor(s) (the “Rule 144 Selling Sponsor”) shall provide written notice (a “Sponsor Rule 144 Notice”) of such Sponsor Rule 144 Sale to the other Stockholders (including Sovereign Co-Invest (and each of its members)) as far in advance of such Sponsor Rule 144 Sale as shall be reasonably practicable in light of the circumstances applicable to such Sponsor Rule 144 Sale. The other Stockholders shall have the right, upon the terms and subject to the conditions set forth in this Section 4.07, to elect to sell up to its Pro Rata Portion with respect to such Sponsor Rule 144 Sale. The Sponsor Rule 144 Notice shall set forth (i) the number of Common Shares the

Rule 144 Selling Sponsor anticipates selling pursuant to such Sponsor Rule 144 Sale and (ii) the name, address and other appropriate contact information for the broker(s) (if any) selected by the Rule 144 Selling Sponsor (the “Sponsor Rule 144 Broker”). The Sponsor Rule 144 Notice shall also specify the action or actions required (including the timing thereof) in connection with such Sponsor Rule 144 Sale if such other Stockholders elect to exercise such right (including the delivery to the Sponsor Rule 144 Broker of one or more stock certificates representing the Common Shares of the other Stockholder to be sold in such Sponsor Rule 144 Sale (the “Certificates”) and the delivery of such other certificates, instruments and documents as may be reasonably requested by the Sponsor Rule 144 Broker).

(b) Upon receipt of a Sponsor Rule 144 Notice, each Stockholder (other than the Rule 144 Selling Sponsor) may elect to sell up to its Pro Rata Portion with respect to such Sponsor Rule 144 Sale, by taking such action or actions referred to in clause (a) above in a timely manner. Notwithstanding the delivery of any Sponsor Rule 144 Notice, all determinations as to whether to complete any Sponsor Rule 144 Sale and as to the timing, manner, price and other terms of any such Sponsor Rule 144 Sale shall be at the sole discretion of the Rule 144 Selling Sponsor.

(c) In the event that the Rule 144 Selling Sponsor elects not to complete an anticipated Sponsor Rule 144 Sale with respect to which a Stockholder has exercised its right to sell Common Shares pursuant to this Section 4.07, the Rule 144 Selling Sponsor shall cause any Certificates previously delivered to the Sponsor Rule 144 Broker to be returned to such Stockholder (except to the extent such Stockholder elects to participate in any subsequent anticipated Rule 144 Sponsor Sale pursuant to a subsequent Sponsor Rule 144 Notice and, in connection with such election, instruct that the Certificates of such Stockholder be retained by the Sponsor Rule 144 Broker for purposes of such subsequent anticipated Rule 144 Sponsor Sale).

(d) This Section 4.07 shall terminate upon a QPO.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Sovereign Co-Invest Shareholders Agreement. Pursuant to Section 5.01(c) of the Amended and Restated Sovereign Co-Invest Limited Liability Company Operating Agreement, if shares of common stock are distributed to a member or a former member, as the case may be, including upon a dissolution of the Sovereign Co-Invest pursuant to Section 11.01 of the Sovereign Co-Invest Operating Agreement, a new shareholders agreement shall be entered into as provided for in Section 5.01(c) of the Amended and Restated Sovereign Co-Invest Limited Liability Company Operating Agreement, and the Company agrees that it shall use its reasonable best efforts to facilitate the preparation of, entry into and execution of such shareholders agreement.

Section 5.02. Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Silver Lake Director, TPG Director or other indemnified person covered by any such indemnity insurance policy (any such Person, an

“Indemnitee”) or any indemnification agreement that such Indemnitee may enter into with the Company from time to time (the “Indemnification Agreements”), the Indemnitees, may have certain rights to indemnification, advancement of expenses and/or insurance provided by Silver Lake or TPG, as the case may be, or one or more of its respective Affiliates (excluding the Company and its subsidiaries) now or hereafter (with respect to Silver Lake or TPG, as applicable, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or this Agreement, the Company hereby agrees that, to the fullest extent permitted by law, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee and shall be liable for the full amount of all losses, liabilities, damages, deficiencies, fines and assessments, claims, judgments, awards, settlements, demands, offsets, costs or expenses (including without limitation, interest, penalties, court costs, arbitration costs and fees, costs of investigation, witness fees, fees and expenses of outside attorneys, investigators, expert witnesses, accountants and other professionals, and any federal, state, local or foreign tax imposed as a result of actual or deemed receipt of any payments by the Indemnitee pursuant to this Agreement) of each Indemnitee or on his, her or its behalf to the extent legally permitted and as required by this Agreement and the Indemnification Agreements, without regard to any rights such Indemnitees may have against the Fund Indemnitors or their insurers, and (iii) irrevocably waives and relinquishes, and releases the Fund Indemnitors and such insurers from, any and all claims against the Fund Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to any Indemnitee for matters subject to advancement or indemnification by the Company pursuant to this Agreement or otherwise, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Indemnitee under the Indemnification Agreements, this Agreement or otherwise, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 5.02, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 5.02 or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.

Section 5.03. Merger with Sabre. In the event of any merger, statutory share exchange or other business combination of the Company with Sabre or any of its subsidiaries in which the Company is not the surviving entity, (i) each of the Stockholders’ shall, to the extent necessary, as they determine, execute a stockholders’ agreement with terms that are substantially equivalent to this Agreement; provided that such stockholders’ agreement shall terminate upon the same terms and conditions as provided herein.

Section 5.04. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 5.05. Other Businesses; Waiver of Certain Duties. (a) Each Sponsor and their respective Affiliates may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company), on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person. None of the Company, Sabre any of its subsidiaries or any Stockholder shall have any rights in and to such other business ventures or the income or profits derived therefrom, and the pursuit of any such venture. Each such person may (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Company, Sabre or any of its subsidiaries, (ii) do business with any potential or actual customer or supplier of the Company or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Company, Sabre or any of its subsidiaries.

(b) None of the Sponsor Directors nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Company, Sabre or any of its subsidiaries or any Stockholder for breach of any fiduciary or other duty, as a Stockholder, director or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company, Sabre or any of its subsidiaries.

(c) Each Stockholder (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable law:

(i) confirms that none of the Sponsors has any duty to any other Stockholder or to the Company, Sabre or any of its subsidiaries other than the specific covenants and agreements set forth in this Agreement;

(ii) acknowledges and agrees that, (A) in the event of any conflict of interest between the Company, Sabre or any of its subsidiaries, on the one hand, and any Sponsor, on the other hand, such Sponsor (or its respective Sponsor Directors acting in his or her capacity as a director) may act in its best interest and (B) no Sponsor (or its respective Sponsor Directors acting in his or her capacity as a director), shall be obligated (1) to reveal to the Company, Sabre or its subsidiaries confidential information belonging to or relating to the business of such person or (2) to recommend or take any action in its capacity as such Stockholder or director, as the case may be, that prefers the interest of the Company, Sabre or its subsidiaries over the interest of such person; and

(iii) waives any claim or cause of action against any Sponsor, any Sponsor Director and any officer, employee, agent or Affiliate of any such person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.05(c)(i) through (ii).

(d) Each Stockholder agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.05 shall not apply to any alleged claim or cause of action against a Sponsor Director, Sponsor, any of a Sponsor’s Affiliates or any of their respective employees, officers, directors, agents or authorized representatives based upon the breach or nonperformance by such person of this Agreement or other agreement to which such person is a party.

(e) The provisions of this Section 5.05, to the extent that they restrict the duties and liabilities of a Sponsor or Sponsor Director otherwise existing at law or in equity, are agreed by the Stockholders to replace such other duties and liabilities of such Sponsors or Sponsor Director to the fullest extent permitted by applicable law.

Section 5.06. Confidentiality.

(a) The Company hereby agrees that it and its subsidiaries, and it and its subsidiaries’ respective employees, directors, officers and agents, with the exception of the Silver Lake Affiliated Persons and the TPG Affiliated Persons (each, an “Affiliated Person”), shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without prior approval of Silver Lake or TPG, as applicable, any non-public information with respect to such Sponsor, or any of its subsidiaries or Affiliates (including any Person in which such Sponsor holds, or contemplates acquiring, an investment, but excluding the Company and its subsidiaries) (collectively “Sponsor Confidential Information”) that is in the Company’s or such Affiliated Persons’ possession on the date hereof or disclosed after the date of this Agreement to the Company or such Affiliated Persons by or on behalf of such Sponsor, or its subsidiaries or Affiliates, provided, that the Company and the Affiliated Persons may disclose any such Sponsor Confidential Information (i) as has become generally available to the public, was or has come into the Company’s or the Affiliated Persons’ possession on a non-confidential basis, without a breach of any confidentiality obligations by the Person disclosing such Sponsor Confidential Information, or has been independently developed by the Company or the Affiliated Persons, without use of Sponsor Confidential Information, (ii) to the Company’s Affiliates, and its and their respective directors, officers, representatives, agents and employees and professional advisers who need to know such Sponsor Confidential Information and agree to keep it confidential on terms consistent with this Section 5.06(a), (iii) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the Company or its Affiliates, or to a regulatory agency with applicable jurisdiction, and (iv) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, it being agreed that, unless such Sponsor Confidential Information has been generally available to the public, if such Sponsor Confidential Information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, then (x) the Company shall give Silver Lake or TPG, as applicable, notice of such request and shall cooperate with such Sponsor so that such Sponsor may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by such Sponsor after notice), the Company (a) shall furnish only that portion of the Sponsor Confidential Information which, in the written opinion of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain adequate assurances that confidential treatment will be accorded such Sponsor Confidential Information by its recipients.

(b) The Company grants permission to Silver Lake and TPG to use the name and logo of the Company, in marketing materials used by Silver Lake, TPG and their respective Affiliates. Silver Lake, TPG and their respective Affiliates shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in any marketing materials in which the Company’s name and logo appear.

(c) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.06 shall survive termination of this Agreement with respect to matters arising before or after such termination, and shall remain in full force and effect until such time as such provisions are explicitly waived and revoked by Silver Lake or TPG, as applicable or the Company. Such waiver and revocation shall be made in writing to the Company or such Sponsor and shall take effect at the time specified therein or, if no time is specified therein, at the time of receipt thereof by the Company or such Sponsor.

Section 5.07. Assignment; Benefit. (a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto except as provided under Article IV. Any assignment of rights or obligations in violation of this Section 5.07 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement.

(c) Any Person that acquires Common Shares pursuant to the terms of the Amended and Restated Limited Liability Company Operating Agreement of the Sovereign Co-Invest shall, at the election of the managing member of the Sovereign Co-Invest, execute (i) a counterpart to this Agreement, become party hereto and such Person and its Common Shares shall be subject to the terms of this Agreement or (ii) enter into a new shareholders agreement as described in Section 5.01 hereof, which shall also include the then-applicable terms and conditions set forth in Article IV hereof and become a party thereto.

Section 5.08. Termination. The provisions of Article IV shall terminate as specified therein. The remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder ceases to hold any Common Shares.

Section 5.09. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.10. Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without an agreement in writing executed by the Sponsors; provided that (a) any amendment that would have a material adverse effect on a Stockholder shall require the written consent of that Stockholder and (b) this Section 5.10 may not be amended without the prior written consent of all Stockholders.

Section 5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 5.12. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Stockholders at the following addresses (or such other address as such Stockholders may specify by notice to the Company:

If to the Company:

Sabre Corporation

3150 Sabre Drive

Southlake, Texas 76092

Attention: General Counsel

Telephone: 682.605.1000

Fax: 682.605.7523

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	David Lopez, Esq. and
Pamela L. Marcogliese, Esq.
Telephone:	212.225.2000

Fax: 212.225.3999

If to TPG, to:

TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention:	Ronald Cami
Telephone:	415.743.1532

Fax: 415.438.1349

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	David Lopez, Esq. and
Pamela L. Marcogliese, Esq.
Telephone:	212.225.2000

Fax: 212.225.3999

if to Silver Lake, to:

Silver Lake Partners II, L.P.

9 West 57th Street

32nd Floor

New York, NY, 10019

Attention:	Andrew J. Schader
Telephone:	212.981.3564

Fax: 212.981.3535

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	David Lopez, Esq. and
Pamela L. Marcogliese, Esq.
Telephone:	212.225.2000

Fax: 212.225.3999

If to Sovereign Co-Invest, to each of the Sponsors.

Section 5.13. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED

EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Section 5.14. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.14 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 5.15. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.16. No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

IN WITNESS HEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

STOCKHOLDERS

TPG PARTNERS IV, L.P.

By:	TPG GenPar IV, L.P., its general partner
By:	TPG GenPar IV Advisors, LLC, its general partner

By:
	Name:	Ronald Cami
	Title:	Vice President

TPG FOF V-A, L.P.

By:	TPG GenPar V, L.P., its general partner
By:	TPG GenPar V Advisors, LLC, its general partner

By:
	Name:	Ronald Cami
	Title:	Vice President

TPG FOF V-B, L.P.

By:	TPG GenPar V, L.P., its general partner
By:	TPG GenPar V Advisors V, LLC, its general partner

By:
	Name:	Ronald Cami
	Title:	Vice President

[Signature Page to Stockholders’ Agreement]

TPG PARTNERS V, L.P.

By:	TPG GenPar V, L.P., its general partner
By:	TPG GenPar V Advisors, LLC, its general partner

By:
	Name:	Ronald Cami
	Title:	Vice President

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:
Name:
Title:

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:
Name:
Title:

SOVEREIGN CO-INVEST, LLC

By:
	Name:	Ronald Cami
	Title:	Vice President

[Signature Page to Stockholders’ Agreement]

SABRE CORPORATION

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]